UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021 (April 9, 2021)

EBIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-15946	77-0021975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Ebix Way, Johns Creek, Georgia	30097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (678) 281-2020

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	EBIX	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2021, Ebix, Inc. (the “Company”) and certain of its subsidiaries entered into Amendment No. 12 to Credit Agreement and Waiver (“Amendment No. 12”), relating to its existing Credit Agreement, dated as of August 5, 2014 (as amended from time to time, the “Credit Agreement”), among the Company, as borrower, its subsidiaries party thereto from time to time as guarantors, Regions Bank, as administrative agent and collateral agent, and the lenders party thereto from time to time (the “Lenders”).

Amendment No. 12 provides for, among other things, a waiver of any potential event of default arising under the Credit Agreement from the failure to timely deliver the Company’s audited consolidated financial statements and related compliance certificate for the year ended December 31, 2020; provided that (i) such financial statements and related compliance certificate are delivered in accordance with the requirements set forth in the Credit Agreement by May 15, 2021, and (ii) there is no good faith determination by the requisite Lenders of a “Material Circumstance” (as defined and further described in Amendment No. 12), which determination (if any) may only be made within a specified period described in Amendment No. 12 and is subject to certain cure rights of the Company. The Company previously obtained a limited waiver under the Credit Agreement through April 10, 2021, relating to the delivery of such financial statements pursuant to that certain Amendment No. 11 to Credit Agreement and Waiver (“Amendment No. 11”), among the Company, as borrower, its subsidiaries party thereto as guarantors, Regions Bank, as administrative agent and collateral agent, and the Lenders party thereto.

Amendment No. 12 modifies the applicable margin that applies from and after the date thereof to the facilities under the Credit Agreement. Through and including March 31, 2022, the applicable margin is (i) 5.00% per annum for adjusted LIBOR rate loans and letter of credit fees, (ii) 4.00% per annum for base rate loans, and (iii) 0.50% for unused revolving commitment fees. Commencing April 1, 2022, the applicable margin for outstanding loans and letters of credit under the Credit Agreement will increase by a per annum rate of 1.00%. Amendment No. 12 also provides for a fee on each of December 31, 2021, and June 30, 2022, equal to 0.20% of the aggregate principal amount of outstanding term loans and used and unused revolving commitments as of each such date. The Company paid customary consent fees in connection with the closings of Amendment No. 11 and Amendment No. 12.

Amendment No. 12 modifies certain mandatory prepayment provisions in the Credit Agreement to provide that (i) the annual excess cash flow mandatory prepayment shall commence with the year ending December 31, 2021 (instead of the year ended December 31, 2020), and such prepayment, if any, shall be calculated without a deduction for the $20 million prepayment of term loans made by the Company on April 9, 2021, and

(ii) the Company shall be required to apply any available U.S. cash in excess of $25 million as of the end of each quarter (commencing June 30, 2021) to prepay outstanding loans under the revolving facility and cash collateralize outstanding letters of credit thereunder (in each case, without any reduction to the revolving commitments under the Credit Agreement).

Amendment No. 12 also modifies, among other things, certain covenants contained in the Credit Agreement, including with respect to (i) certain permitted restricted payments and investments, and (ii) certain reporting requirements. Amendment No. 11 previously modified, among other things, certain covenants contained in the Credit Agreement, including with respect to certain permitted restricted payments and investments.

The foregoing description of Amendment No. 12 is qualified in its entirety by reference to the full text of Amendment No. 12, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 12 to Credit Agreement and Waiver dated as of April 9, 2021, entered into by and among Ebix, Inc., as Borrower, certain subsidiaries of the Company party thereto, as Guarantors, Regions Bank, as Administrative Agent and Collateral Agent, and the lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EBIX, INC.

Date: April 15, 2021	By:	/s/ Steven M. Hamil
	Name:	Steven M. Hamil
	Title:	Chief Financial Officer